                                                   SECURITIES AND EXCHANGE COMMISSION
                                                         WASHINGTON, D.C.  20549

                                                              ---------------

                                                                 FORM 144

                                                    NOTICE OF PROPOSED SALE OF SECURITIES
                                            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


ATTENTION:  TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER
            WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.

------------------------------------------------------------------------------------------------------------------------------------
1(a)  NAME OF ISSUER (PLEASE TYPE OR PRINT)             (b)  IRS IDENT. NO.            (c)  S.E.C. FILE NO.

      Michaels Stores, Inc.                                  75-1943604
------------------------------------------------------------------------------------------------------------------------------------
1(d)  ADDRESS OF ISSUER             STREET              CITY           STATE               ZIP CODE         (e) TELEPHONE NO.
                                                                                                            ------------------------
                                                                                                            AREA CODE       NUMBER
      8000 Bent Branch Drive                           Irving          Texas                75063             972          409-1300
------------------------------------------------------------------------------------------------------------------------------------
2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE   (b) SOCIAL SECURITY NO. OR   (c) RELATIONSHIP   (d) ADDRESS    CITY    STATE    ZIP CODE
     STREET SECURITIES ARE TO BE SOLD           IRS IDENT. NO.               TO ISSUER

     Martha Caroline Wyly Trust                 75-6272126                   Vice Chairman      300 Crescent Court, Suite 1000
     Charles J. Wyly, Jr., Trustee                                                              Dallas, Texas 75201
------------------------------------------------------------------------------------------------------------------------------------
              INSTRUCTION:  THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER
                                                         AND THE S.E.C. FILE NUMBER.
------------------------------------------------------------------------------------------------------------------------------------
3(a)                (b)                       SEC USE ONLY  (c)            (d)          (e)           (f)             (g)
    TITLE OF           NAME AND ADDRESS OF    ------------     NUMBER OF      AGGREGATE    NUMBER OF     APPROXIMATE     NAME OF
    THE CLASS          EACH BROKER THROUGH                     SHARES OR      MARKET       SHARES OR     DATE OF SALE    EACH
    OF SECURITIES      WHOM THE SECURITIES    BROKER-DEALER    OTHER UNITS    VALUE        OTHER UNITS   (SEE INSTR.     SECURITIES
    TO BE SOLD         ARE TO BE OFFERED OR   FILE NUMBER      TO BE SOLD     (SEE INSTR.  OUTSTANDING   3(f))           EXCHANGE
                       EACH MARKET MAKER                       (SEE INSTR.    3(d))        (SEE INSTR.   (MO. DAY. YR.)  (SEE INSTR.
                       WHO IS ACQUIRING THE                    3(c))                       3(e))                         3(g))
                       SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
    Common             Lehman Brothers                         95,031       $2,197,591.80  28,871,000     1/21/98-       NASDAQ
                       2200 Ross Ave., #2500                                                              2/10/98
                       Dallas, Texas 75201
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:
1. (a)  Name of issuer.                                   3. (a)  Title of the class of securities to be sold.
   (b)  Issuer's I.R.S. Identification Number.               (b)  Name and address of each broker through whom the securities
   (c)  Issuer's S.E.C. file number, if any.                      are intended to be sold.
   (d)  Issuer's address, including zip code.                (c)  Number of shares or other units to be sold (if debt securities,
   (e)  Issuer's telephone number, including area code.           give the aggregate face amount).
                                                             (d)  Aggregate market value of the securities to be sold as of a
2. (a)  Name of person for whose account the securities           specified date within 10 days prior to the filing of this notice.
        are to be sold.                                      (e)  Number of shares or other units of the class outstanding, or if
   (b)  Such person's Social Security or I.R.S.                   debt securities the face amount thereof outstanding, as shown by
        identification number.                                    the most recent report or statement published by the issuer.
   (c)  Such person's relationship to the issuer,            (f)  Approximate date on which the securities are to be sold.
        (E.G., officer, director, 10 percent stockholder,    (g)  Name of each securities exchange, if any, on which the
        or member of immediate family of any of the               securities are intended to be sold.
        foregoing).
   (d)  Such person's address, including zip code.

                                                      TABLE I -- SECURITIES TO BE SOLD

                       FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
                  AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

------------------------------------------------------------------------------------------------------------------------------------
                                                              NAME OF PERSON FROM WHOM     AMOUNT OF
     TITLE OF       DATE YOU       NATURE OF ACQUISITION      ACQUIRED (IF GIFT, ALSO      SECURITIES    DATE OF      NATURE OF
     THE CLASS      ACQUIRED       TRANSACTION                GIVE DATE DONOR ACQUIRED)    ACQUIRED      PAYMENT      PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
      Common        1984-1990      Open Market Purchase                N/A                 95,031        1984-1990    Cash, Personal
                                                                                                                      Funds
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: 1.   If the securities were purchased and full         2.   If within two years after the acquisition of the
                   payment therefor was not made in cash at               securities the person for whose account they are to be
                   the time of purchase, explain in the table             sold had any short positions, put or other option to
                   or in a note thereto the nature of the                 dispose of securities referred to in paragraph (d)(3)
                   consideration given.  If the consideration             of Rule 144, furnish full information with respect
                   consisted of any note or other obligation,             thereto.
                   or if payment was made in installments
                   describe the arrangement and state when the
                   note or other obligation was discharged in
                   full or the last installment paid.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                         TABLE II -- SECURITIES SOLD DURING THE PAST THREE MONTHS

                   FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST THREE MONTHS
                                       BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              AMOUNT OF
         NAME AND ADDRESS OF SELLER         TITLE OF SECURITIES SOLD      DATE OF SALE        SECURITIES SOLD     GROSS PROCEEDS
------------------------------------------------------------------------------------------------------------------------------------
   None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
REMARKS:
The proceeds of the securities being sold by the reporting person will be used to retire a loan to such person by Lehman Brothers
Finance, S.A. ("LBF") entered into simultaneously with long put and short call transactions with LBF in 1995. The put and call transactions are also being terminated in connection with these sales.

INSTRUCTIONS:                                                   ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.    THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE
Information is to be given not only as to the person for whose  RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE
account the securities are to be sold but also as to all other  THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD
persons included in that definition.  In addition, information  TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
shall be given as to sales by all persons whose sales are       SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.
required by paragraph (e) of Rule 144 to be aggregated with
sales for the account of the person filing this notice.


                         1/20/98                                               /s/ Charles J. Wyly, Jr., Trustee
    --------------------------------------------------               -------------------------------------------------------
                    (DATE OF NOTICE)                                                      (SIGNATURE)

                          THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
                                          AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
                                   ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.
------------------------------------------------------------------------------------------------------------------------------------
   ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001.)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     SEC 1147 (7-97)